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                                                                    EXHIBIT 16.1

REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareholders
St. Joseph Capital Corporation
Mishawaka, Indiana


We have audited the accompanying consolidated balance sheet of St. Joseph Capital Corporation (the Company) as of December 31, 2001 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2001, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.




                                            /s/ Crowe, Chizek and Company LLP
                                            Crowe, Chizek and Company LLP

South Bend, Indiana
February 27, 2002